Exhibit 10.1

SHARE TRANSFER AGREEMENT

This Agreement (“Agreement”) is hereby signed by the following parties in Harbin, on March 14, 2011.

Transferor (Party A) (“Transferor”):
Zhi Yang
National I.D. No.: 231004197603220311

Transferee (Party B) (“Transferee”):
Harbin Zhong He Li Da Education Technology Co., Ltd.
Legal Representative: Xiqun Yu

In view of:

1.
Transferor is the shareholder of Target School (as defined under Section 1.1), holding 100% of the equity interests of Target School. Transferor has paid in full the registered capital of Target School.

2.
Transferor is willing to sell 60% of the equity interests of Target School to Transferee and Transferee is willing to purchase 60% of the equity interests of Target School under the conditions specified in this Agreement.

Pursuant to the Company Law of People’s Republic of China and the Contract Law of People’s Republic of China, Party A and Party B hereby enter into the following agreement on the share transfer.

1.	DEFINITIONS

1.1	Party A, share transferor and Transferor refer to Zhi Yang. Target School refers to Harbin Nangang District Tianlang Culture School.
1.2	Party B, share transferee and Transferee refer to Harbin Zhong He Li Da Education Technology Co., Ltd.
1.3	“Transferred Share” refer to 60% of the equity interests of Target School held by Transferor to be transferred under the terms of the Agreement.

2.	TARGET AND CONSIDERATION OF TRANSFER

2.1	Transferor agrees to sell 60% of the equity interest of Target School to Transferee and Transferee agrees to purchase 60% of the equity interest of Target School.
2.2
The total consideration for the share transfer is Reminbi 35,000,000. Transferor promises to deduct Reminbi 2,000,000 from the total consideration to be used as working capital and Transferee agrees to invest proportionately based on the equity ownership (See Section 3.3 for details).

3.	PAYMENT

3.1
Transferee agrees to pay Renmibi 1,000,000 within three business days after this Agreement is signed and to pay Renminbi 6,550,000 within two business days after due diligence is conducted. The remaining payment shall be made after completion of relevant procedures to effect the share transfer.

3.2	After Renminbi 35,000,000 is paid to Zhi Yang’s account, Transferee shall be regarded as having fulfilled his obligation of payment under this Agreement.
3.3
In order to ensure the development of Target School, the parties agree to invest fund as working capital based on their respective equity ownership—Transferor provides Renminbi 2,000,000 (deducted from the total consideration for the share transfer) and Transferee provides Renminbi 3,000,000.

4.	EXPENSES

4.1	Procedures of Share Transfer
4.1.1	Transferor shall be responsible for the registration of share transfer and Transferee shall have the obligation to assist.
4.1.2
Within two days of this Agreement, Transferor shall provide to Transferee a list of all the assets, certificates, and documents (the “List”). Transferee shall sign under the “Confirm” column on the List after it has verified the accuracy of the List.

4.1.3
Transferor shall transfer to Transferee all the assets, properties, licenses, documents and technological, business and financial materials, etc. on the day of payment of the consideration as specified in Section 3.2. Transferee shall sign under the “Accept” column on the List after it receives all the above assets, licenses and documents. The List shall be in duplicate, with one copy to each of Transferor and Transferee.

4.1.4
On the same day of transferring all the items specified in Section 4.1.3, all the seals and stamps of Target School shall be destroyed or shall be sent to relevant authorities for destruction under the supervision of Transferor and Transferee. Transferor shall apply to make new seals and stamps of Target School separately.

4.1.5	On the same day of transferring all the items specified in Section 4.1.3, the retained capital on the account of Target School shall be the amount confirmed by both parties by signatures.

4.2	Expenses
4.2.1
The expenses incurred in connection with the registration of the share transfer shall be borne by Transferor. In the event of notarization, appraisal and auditing, the party who requests for the service shall be responsible for the costs.

4.2.2	The taxes and fees incurred in connection with the share transfer shall be borne by Transferor and Transferee, respectively, pursuant to the laws and regulations.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Transferor and Transferee represent and warrant the following:
5.1.1	The parties have the requisite power, authority and capacity to enter into and execute this Agreement and fully understand this Agreement.
5.1.2	The parties’ statements and the content of the preface are accurate, complete and not misleading.
5.1.3	If necessary, the parties shall sign any document and undertake any action to make the share transfer legally effective.

5.2	Transferor further represents and warrants to Transferee as follows:
5.2.1
Transferor represents that Transferred Share is his true and legal capital contribution to Target School and is legally owned by him. Transferor has full dispositive power of the share. The procedure and validity of the share transfer fully complies with the bylaws of Target School.

5.2.2
The Transferred Share and the properties of Target School are not frozen and auctioned by the People’s Court and are not subject to any mortgage, pledge, guarantee, or any other defects that may affect Transferee’s interests. Before the completion of the procedures in Section 4.1, Transferor shall not decrease or impair the property interests of Target School by transfer, gift, mortgage, pledge or any other manner that may affect Transferee’s interests.

5.2.3
Target School is not subject to any undisclosed existing or potential material debt, litigation, claims or liability; Target School is not indebted to Transferor before the completion of the share transfer.

5.2.4	The debts and other liabilities incurred prior to the completion of the share transfer shall be borne by Transferor.
5.2.5
In the event that Transferor’s failure to fulfill his obligations under the Agreement leads to the non-performance or partial performance of this Agreement, Transferee may request Transferor to assume the breach liability in accordance with Article 7.

6.	MANAGEMENT OF TARGET SCHOOL

After the execution of this Agreement, Target School shall establish a new board of directors, consisting of five directors, among which, two directors shall be appointed by Party A and three directors shall be appointed by Party B. The board of directors is the management of the school.

7.	BREACH LIABILITY

7.1	Breach
7.1.1	Any party hereto shall be deemed in breach of this Agreement if such party fails to perform any obligation under this Agreement.
7.1.2
If, without written approval from Transferee, Transferor directly or indirectly sells any assets of Target School to a third party or impairs the interests of Target School, Transferor shall be deemed in breach of this Agreement.

7.2	Breach Liability
7.2.1
If Transferor fails to transfer the share to Transferee timely in accordance with this Agreement, or fails to perform any obligation within the time specified in this Agreement, Transferor shall pay a liquidated damage in the amount of 5‰ of the total consideration per day for each day delayed. If the delay exceeds 30 days, Transferee shall have the right to cancel this Agreement and request Transferor to return twice of the amount that has been paid by Transferee.

7.2.2
If Transferor fails to complete the procedures to effect the share transfer within 30 business days after the submission of the materials, Transferee shall have the right to request Transferor to assume the liability for breach or to cancel this Agreement and request Transferor to assume the liability for breach pursuant to Section 7.2.1.

7.2.3
If Transferor conducts any act stipulated in Section 7.1.2, Transferee shall have the right to request Transferor to pay a liquidated damage of twice of the value of the assets sold to the third party.

8.	AMENDMENT OR CANCELLATION

The parties may amend or cancel this Agreement upon mutual consent. If by mutual consent the parties amend or cancel this Agreement, the parties shall enter into and execute the amendment agreement or cancellation agreement.

9.	CONFIDENTIALITY

9.1.1
Through the process of executing the Agreement, the information on its operation and financial condition disclosed by one party to the other party shall be confidential. The party receiving the confidential information shall keep it in confidence. Unless expressly required by relevant laws and regulations and relevant stock exchanges rules or for purposes of the share transfer, no party shall disclose the terms of this Agreement to any third party other than the parties hereto without the prior written consent of the other party.

9.1.2	The confidentiality obligation shall not be terminated by the invalidation or termination of this Agreement.

10.	FORCE MAJEURE

10.1.1
Force Majeure means any natural or social occurrence that is unpredictable or unavoidable by the parties hereto, including earthquake, fire, flood, war, riot and material changes in the country’s laws and policies. Force Majeure does not include the commercial risks borne by any party.

10.1.2
In the event that the occurrence of Force Majeure leads to non-performance or termination of this Agreement, the affected party shall notify the other party within 30 days after the occurrence and provide documents evidencing the particulars of such occurrence and reasons for non-performance of all or part of this Agreement or delay performance of this Agreement. Then both parties shall not be responsible for any breach liability.

11.	DISPUTE RESOLUTION

Any dispute arising out of or relating to this Agreement shall be settled by the parties hereto through friendly negotiation. If the negotiation fails, any party may resort to litigation in the People’s Court located at the place of the execution of this Agreement.

12.	MISCELLANEOUS

12.1.1	All appendixes to this Agreement constitute part of this Agreement and have the same legal effect of this Agreement.
12.1.2
This Agreement is in quadruplicate, with one copy to each of Transferor and Transferee and two copies to Target School. This Agreement shall become effective when it is signed or stamped by both Transferor and Transferee.

(No text below)

Transferor: /s/ Zhiyang

    /stamp/Harbin Nangang District Tianlang Culture School

Transferee: /s/ Xiqun Yu

    /stamp/ Harbin Zhong He Li Da Education Technology Co., Ltd.